Exhibit d.4

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES [●] MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE REMARKETED MODE

FOR THE

SERIES [●] MUNIFUND PREFERRED SHARES

(NVG SERIES [●] MFP)

i

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES [●] MUNIFUND PREFERRED SHARES [INITIALLY] DESIGNATING THE

VARIABLE RATE REMARKETED MODE

FOR THE

SERIES [●] MUNIFUND PREFERRED SHARES

This Supplement to the Statement Establishing and Fixing the Rights and Preferences of Series [●] MuniFund Preferred Shares [Initially] Designating the Variable Rate Remarketed Mode for the Series [●] MuniFund Preferred Shares (the “Supplement”) designates the [Initial] Mode (as defined below) as a Variable Rate Remarketed Mode for the Series [●] MuniFund Preferred Shares of Nuveen AMT-Free Municipal Credit Income Fund (the “Fund”). This Supplement establishes pursuant to Section 4 of the Statement Establishing and Fixing the Rights and Preferences of Series [●] MuniFund Preferred Shares, effective on the effective date hereof (the “Statement”), the additional or different terms and conditions of the Series [●] MuniFund Preferred Shares for the Variable Rate Remarketed Mode effective commencing on the Mode Commencement Date and ending on the Mode Termination Date.

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.   Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Statement. The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Additional Amount Payment” means a payment to a Beneficial Owner of MFP Shares of an amount which, when taken together with the aggregate amount of Taxable Allocations made to such Beneficial Owner to which such Additional Amount Payment relates, would cause such Beneficial Owner’s dividends in dollars (after regular federal income tax consequences) from the aggregate of such Taxable Allocations and the related Additional Amount Payment to be equal to the dollar amount of the dividends that would have been received by such Beneficial Owner if the amount of such aggregate Taxable Allocations would have been excludable (for regular federal income tax purposes) from the gross income of such Beneficial Owner. Such Additional Amount Payment shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no Beneficial Owner of MFP Shares is subject to the federal alternative minimum tax with respect to dividends received from the Fund and without giving effect to any other federal tax based on income, such as the “Medicare tax,” which at the date hereof is imposed at the rate of 3.8% on the net investment income (which includes taxable dividends and net capital gains) of certain individuals, trusts and estates; and (iii) assuming that each Taxable Allocation and each Additional Amount Payment (except to the extent such Additional Amount Payment is reported as an exempt-interest dividend for purposes of Section 852(b)(5) of the Code or successor provisions) would be taxable in the hands of each Beneficial Owner of MFP Shares at the maximum marginal regular federal individual income tax rate applicable to ordinary income or net capital gains, as applicable, or the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains, as applicable, whichever is greater, in effect at the time such Additional Amount Payment is made.

“Agent Member” has the meaning set forth in the Statement.

“Asset Coverage” has the meaning set forth in the Statement.

“Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage of at least 225% as of the close of business on a Business Day (as required by Section 2.3(a)), the date that is thirty (30) calendar days following such Business Day.

“Beneficial Owner” has the meaning set forth in the Statement.

“Board of Trustees” has the meaning set forth in the Statement.

“Business Day” has the meaning set forth in the Statement.

“Calculation and Paying Agent” means [●] and its successors or any other calculation and paying agent appointed by the Fund. References in the Statement to the “Tender and Paying Agent“ are deemed to refer to the Calculation and Paying Agent for purposes of this Supplement and the Variable Rate Remarkted Mode to which it relates.

“Code” has the meaning set forth in the Statement.

“Custodian” has the meaning set forth in the Statement.

“Date of Original Issue” has the meaning set forth in the Statement.

“Declaration” has the meaning set forth in the Statement.

“Deposit Securities” has the meaning set forth in the Statement.

“Designated Amount” has the meaning set forth in Section 2.2(a)(i).

“Dividend Default” has the meaning set forth in Section 2.1(f)(i).

“Dividend Factor” has the meaning set forth in Section 2.1(a)(i).

“Dividend Payment Date” means the first Business Day of the month next following each Dividend Period, the New Mode Commencement Date, if any, and each other date designated for the payment of dividends in accordance with this Supplement, including, as applicable, any Special Dividend Payment Date.

“Dividend Period” means, with respect to any Dividend Payment Date, (i) in the case of the first Dividend Payment Date, the period from and including the Mode Commencement Date to and including [●], and (ii) for each subsequent Dividend Payment Date, (a) for each regular monthly Dividend Payment Date following a regular monthly Dividend Payment Date, the period from and including the first calendar day of the month ending immediately preceding the month in which the current Dividend Payment Date falls to and including the last calendar day of such immediately preceding month, (b) for each regular monthly Dividend Payment Date following a Special Dividend Payment Date, the period from and including the Special Dividend Payment Date to and including the last calendar day of the month immediately preceding the month in which the current Dividend Payment Date falls, (c) for each Special Dividend Payment Date following a regular monthly Dividend Payment Date, the period from and including the first calendar day of the month in which such regular monthly Dividend Payment Date falls to but excluding the Special Dividend Payment Date, and (d) for each Special Dividend Payment Date following another Special Dividend Payment Date, the period from and including the prior Special Dividend Payment to but excluding the current Special Dividend Payment Date. Notwithstanding the foregoing, the final Dividend Period in the [Initial] Mode shall end on and include the last calendar day of the [Initial] Mode.

“Dividend Rate” means, with respect to any day, and subject to the adjustment described in Section 2.7(a), the Regular Dividend Rate or the Step-Up Dividend Rate, as applicable, applicable for such day in accordance with Section 2.1(a); provided, however, that with respect to any Increased Rate Period, the Dividend Rate shall mean the Increased Rate for such Increased Rate Period; and provided further that the Dividend Rate for any day shall in no event exceed the Maximum Rate.

“Effective Leverage Ratio” has the meaning set forth in Section 2.3(d).

“Effective Leverage Ratio Cure Date” has the meaning set forth in Section 2.4(c)(ii)(A).

“Electronic Means” has the meaning set forth in the Statement.

“Failed Remarketing Event” has the meaning set forth in Section 2.2(b)(i), 2.2(c)(iii) or Section 3.2(c), as applicable.

“Failed Remarketing Mandatory Redemption Date” means the first Business Day falling on or after the 365th calendar day following the Tender Notice Date that resulted in the related Failed Remarketing Event under Section 2.2(b)(i) or Section 3.3(a), as applicable.

“Failed Remarketing Mandatory Redemption Liquidity Account” has the meaning set forth in Section 2.8(a).

“Failed Remarketing Notice” means a notice of a Failed Remarketing Event provided in accordance with Section 2.2(b)(ii), Section 2.2(c)(iii) or Section 3.2(c), as applicable.

“Failed Remarketing Period” means: (i) for purposes of Section 2.2, the period commencing on the Tender Date relating to the Failed Remarketing Event and ending upon the earliest to occur of (a) the redemption or repurchase by the Fund of all of the Outstanding MFP Shares, (b) the date on which all (but not less than all) of the MFP Shares are successfully remarketed pursuant to a mandatory tender for remarketing, and (c) the date on which the Fund completes a successful transition to a new Mode for all of the MFP Shares, and (ii) for purposes of Section 3.3, the period commencing on the date of Remarketing Notice relating to the Failed Remarketing Event and ending upon the earliest to occur of (a) the redemption or repurchase by the Fund of all of the Outstanding MFP Shares, and (b) as applicable, (x) the date on which all (but not less than all) of the MFP Shares are successfully remarketed pursuant to a mandatory tender for remarketing, or (y) the date on which the Fund completes a successful transition to a new Mode for all of the MFP Shares.

“Failed Transition Election Notice” means a notice of the Fund’s election in accordance with Section 3.3(b) upon a failed transition to a new Mode to either cancel the attempted Mode transition or continue to attempt to transition to a new Mode.

“Fed Funds Rate” means, as of any date of determination, the rate labeled Federal Funds (effective) (or any successor thereto) as published in the Federal Reserve Bank Publication H.15 Daily Update (or any successor thereto) on such date.

“Fitch” has the meaning set forth in the Statement.

“Fund” has the meaning set forth in the preamble to this Supplement.

“Holder” has the meaning set forth in the Statement.

“Increased Rate” means, for any Increased Rate Period, the applicable Regular Dividend Rate or Step-Up Dividend Rate as in effect from time to to time plus [●]% per annum.

“Increased Rate Period” has the meaning set forth in Section 2.1(f)(i).

“[Initial] Mode” means the Variable Rate Remarketed Mode designated by this Supplement for the period commencing on the Mode Commencement Date and ending on the Mode Termination Date.

“Investment Adviser” means Nuveen Fund Advisors, LLC, a Delaware limited liability company, or such other entity as shall be then serving as the investment adviser of the Fund, and shall include, as appropriate, any sub-adviser duly appointed by the Adviser.

“Liquidation Preference” has the meaning set forth in the Statement.

“Liquidity Account Investments” has the meaning set forth in the Statement.

“Liquidity Requirement” has the meaning set forth in Section 2.8(b).

“Market Value” has the meaning set forth in the Statement.

“Maximum Rate” means 15% per annum.

“Mode” has the meaning set forth in the Statement.

“Mode Change Notice” has the meaning set forth in Section 3.1(a).

“Mode Commencement Date” means [●].

“Mode Termination Date” means the earlier of (i) the Term Redemption Date and (ii) the date established pursuant to Section 3.1(a) as the final day of the current Mode preceding a successful transition to a new Mode commencing on the New Mode Commencement Date.

“Moody’s” has the meaning set forth in the Statement.

“MuniFund Preferred Shares” or “MFP Shares” has the meaning set forth in the Statement and as used in this Supplement refers only to the Series [●] MuniFund Preferred Shares.

“New Mode Commencement Date” has the meaning set forth in Section 3.1(a).

“1940 Act” has the meaning set forth in the Statement.

“Notice of Redemption” has the meaning set forth in Section 2.4(e)(i).

“Notice of Taxable Allocation” has the meaning set forth in Section 2.7(a).

“NRSRO” has the meaning set forth in the Statement.

“One-Year AAA MMD Rate” means, as of any date of determination, the rate equal to the one-year yield on the Thomson Reuters Municipal Market Data (MMD) AAA Curve (or any successor thereto) made available by Thomson Reuters (or any successor thereto) as the definitive such yield curve on such date.

“Optional Redemption Date” has the meaning set forth in Section 2.4(d)(i).

“Outstanding” has the meaning set forth in the Statement.

“Person” has the meaning set forth in the Statement.

“Preferred Shares” has the meaning set forth in the Statement.

“Purchase Date” has the meaning set forth in Section 2.2(a)(i).

“Purchase Price” has the meaning set forth in Section 2.2(a)(ii).

“Rating Agencies” means, as of any date, (i) each of [●] and [●], to the extent each maintains a rating on the MFP Shares on such date and has not been replaced as a Rating Agency in accordance with Section 2.5 and (ii) any other NRSRO designated as a Rating Agency on such date in accordance with Section 2.5. [●] and [●] have initially been designated as the Rating Agencies for purposes of the MFP Shares. In the event that at any time any Rating Agency (i) ceases to be a Rating Agency for purposes of the MFP Shares and such Rating Agency has been replaced by another Rating Agency in accordance with Section 2.5, any references to any credit rating of the replaced Rating Agency in this Supplement shall be deleted for purposes hereof as provided below and shall be deemed instead to be references to the equivalent credit rating of the Rating Agency that has replaced such Rating Agency as of the most recent date on which such replacement Rating Agency published credit ratings for the MFP Shares or (ii) designates a new rating definition for any credit rating of such Rating Agency to replace a corresponding rating definition of such Rating Agency, any references to such replaced rating definition of such Rating Agency contained in this Supplement shall instead be deemed to be references to such corresponding replacement rating definition.

“Rating Agency Guidelines” means the guidelines of any Rating Agency, as they may be amended or modified from time to time, compliance with which is required to cause such Rating Agency to continue to issue a rating with respect to the MFP Shares.

“Redemption Date” has the meaning set forth in Section 2.4(e)(i) and includes the Failed Remarketing Mandatory Redemption Date, if any, and any Optional Redemption Date, as applicable.

“Redemption Default” has the meaning set forth in Section 2.1(f)(i).

“Redemption Price” for each MFP Share means an amount equal to the Liquidation Preference per MFP Share plus an amount equal to all unpaid dividends and other distributions on such MFP Share accumulated from and including the Date of Original Issue to (but excluding) the Redemption Date (whether or not earned or declared by the Fund, but without interest thereon).

“Regular Dividend Rate” has the meaning set forth in Section 2.1(a)(ii).

“Remarketing Agent” means [●] or any entity subsequently appointed as such in replacement thereof or in addition thereto with respect to MFP Shares by a resolution of the Board of Trustees and which has entered into a Remarketing Agreement with the Fund.

“Remarketing Date” has the meaning set forth in Section 2.2(c)(i).

“Remarketing Notice” has the meaning set forth in Section 2.2(a)(iii).

“Remarketing Window” has the meaning set forth in Section 2.2(a)(iii).

“Required Beneficial Owners” means the Beneficial Owners of 100% of the Outstanding MFP Shares.

“Retaining Beneficial Owner” has the meaning set forth in Section 2.2(c)(ii).

“Retention Notice” has the meaning set forth in Section 2.2(c)(ii).

“Securities Act” has the meaning set forth in the Statement.

“Securities Depository” has the meaning set forth in the Statement.

“Special Dividend Payment Date” has the meaning set forth in Section 2.1(g).

“Statement” has the meaning set forth in the preamble to this Supplement.

“Step-Up Dividend Rate” has the meaning set forth in Section 2.1(a)(iii).

“Supplement” has the meaning set forth in the preamble to this Supplement.

“Tax Event” has the meaning set forth in Section 2.1(f)(i).

“Taxable Allocation” means the allocation of any net capital gains or ordinary income taxable for regular federal income tax purposes, to a dividend paid in respect of the MFP Shares.

“Tender Notice” has the meaning set forth in Section 2.2(a)(i).

“Tender Notice Date” has the meaning set forth in Section 2.2(a)(i).

“Tendered MFP Shares” has the meaning set forth in Section 2.2(a)(ii).

“Term Redemption Date” has the meaning set forth in the Statement.

“Variable Rate Remarketed Mode” means the Mode established for the MFP Shares by the terms and conditions of the Statement as modified by this Supplement.

Section 1.2        Interpretation.

(a)        General. The headings preceding the text of Sections included in this Supplement are for convenience only and shall not be deemed part of this Supplement or be given any effect in interpreting this Supplement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Supplement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Supplement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Sections shall refer to those portions of this Supplement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Supplement as a whole and not to any particular Article, Section or clause of this Supplement.

(b)        Interpretation of the Statement and this Supplement.   Subject to Section 4(e) of the Statement, the terms and conditions of the MFP Shares set forth in this Supplement supersede the terms and conditions of the Statement, to the extent inconsistent therewith, for the Variable Rate Remarketed Mode.

(c)        Mode Commencement Date.   This Supplement shall be effective on the Mode Commencement Date.

ARTICLE II

TERMS APPLICABLE TO THE [INITIAL] MODE FOR SERIES [●]

VARIABLE RATE MUNIFUND PREFERRED SHARES

Section 2.1        Dividends and Distributions.

(a)        Applicable Rates.

(i)        The amount of dividends per share payable on the MuniFund Preferred Shares on any Dividend Payment Date shall equal the sum of the dividends accumulated but not yet paid for the related Dividend Period. The amount of dividends per MuniFund Preferred Share accumulated for each such Dividend Period shall be calculated by adding the “Dividend Factor” for each calendar day in such Dividend Period. The Dividend Factor for each calendar day in a Dividend Period shall be equal to: (x) the Dividend Rate in effect for such calendar day; (y) divided by the actual number of days in the year in which such day occurs (365 or 366); and (z) multiplied by the Liquidation Preference.

(ii)        Except as provided in the last sentence of this paragraph or during a Failed Remarketing Period or an Increased Rate Period, the Dividend Rate on the MFP Shares shall be the “Regular Dividend Rate.” The Regular Dividend Rate applicable to the MFP Shares for the Mode Commencement Date shall be equal to the sum of [●]% per annum, plus the Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index published after 3:00 p.m., New York City time on Wednesday, [●] or [●]% per annum if the

SIFMA Municipal Swap Index is not so published. Thereafter, the Regular Dividend Rate shall be determined by the Remarketing Agent on each Business Day, commencing on the Mode Commencement Date, by 6:00 p.m., New York City time, for applicability on the following day; provided, that the Regular Dividend Rate for any day that is not a Business Day shall be the same as the Dividend Rate for the immediately preceding Business Day. The Regular Dividend Rate shall be the minimum rate which, if borne by the MFP Shares, would enable the Remarketing Agent to sell all of the Outstanding MFP Shares on such Business Day for settlement in seven (7) days at a price (without regard to accumulated but unpaid dividends) equal to the aggregate Liquidation Preference thereof. In determining the Regular Dividend Rate, the Remarketing Agent shall consider (but not be limited to considering) the following factors: existing short-term tax-exempt market rates for securities, indices of such short-term rates and the existing market supply and demand for securities bearing such short-term rates; existing yield curves for short-term and long-term securities for securities of issuers of credit quality comparable to the MFP Shares; and such general economic conditions, industry and financial conditions as the Remarketing Agent, in its sole discretion, shall determine to be relevant. In the event that the Remarketing Agent fails to determine the Regular Dividend Rate on any Business Day as set forth above, then the Regular Dividend Rate applicable for the following day shall be the same as the Regular Dividend Rate for the immediately preceding Business Day and such rate shall continue until the earlier of (A) the Business Day on which the Remarketing Agent determines a new Regular Dividend Rate or Step-Up Dividend Rate, as applicable, or (B) the fifth consecutive Business Day succeeding the first such Business Day on which such Dividend Rate is not determined by the Remarketing Agent. In the event that the Remarketing Agent fails to determine a new Regular Dividend Rate for a period of five consecutive Business Days as described in clause (B) of the immediately preceding sentence, the Dividend Rate shall be equal to the Step-Up Dividend Rate until a new Regular Dividend Rate is established by the Remarketing Agent.

(iii)        During a Failed Remarketing Period, the Dividend Rate on the MFP Shares shall be the “Step-Up Dividend Rate,” subject to the application of the Increased Rate provisions in paragraph (f) below, if applicable. The Step-Up Dividend Rate shall mean a Dividend Rate, determined by the Remarketing Agent, equal to the highest, as of the date of determination, of: (x) [●]% per annum; (y) the Fed Funds Rate plus [●]% per annum; and (z) the One-Year AAA MMD Rate plus [●]% per annum. In the event that the Fed Funds Rate (or a successor thereto) or the One-Year AAA MMD Rate (or a successor thereto) is no longer published or available for purposes of determining the Step-Up Dividend Rate on any date, the Remarketing Agent, with the prior agreement of the Fund, will determine an equivalent rate in good faith on a commercially reasonable basis using a formulation by reference to market practice at such date. The Step-Up Dividend Rate shall be determined by the Remarketing Agent commencing on the first day of the Failed Remarketing Period and thereafter on each Business Day in the Failed Remarketing Period by 6:00 p.m., New York City time, for applicability on the following day; provided, that the Step-Up Dividend Rate for any day that is not a Business Day shall be the same as the Step-Up Dividend Rate for the immediately preceding Business Day. In the event that the Remarketing Agent fails to determine the Step-Up Dividend Rate on any Business Day as set forth above, then the Step-Up Dividend Rate applicable for the following day shall be the same as the Step-Up Dividend Rate for the immediately preceding Business Day and such rate shall continue until the Business Day on which the Remarketing Agent determines a new Step-Up Dividend Rate or Regular Dividend Rate, as applicable.

(b)        Dividend Declaration and Entitlement. Dividends on MFP Shares with respect to any Dividend Period shall be declared to the Holders of such shares as their names shall appear on the registration books of the Fund at the close of business on each day in such Dividend Period and shall be paid as provided in Section 2.1(e) hereof. In connection with any transfer of MFP Shares, the transferor as Beneficial Owner of MFP Shares shall be deemed to have agreed pursuant to the terms of the MFP Shares to transfer to the transferee the right to receive from the Fund any dividends declared and unpaid for each day prior to the transferee becoming the Holder or Beneficial Owner, as applicable, of the MFP Shares in exchange for payment of the Purchase Price for such MFP Shares by the transferee.

(c)        Dividend Payment by Fund to Calculation and Paying Agent. Not later than 5:00 p.m., New York City time, on the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Calculation and Paying Agent Deposit Securities having an aggregate Market Value on such date sufficient to pay the dividends and other distributions that are payable on such Dividend Payment Date. The Fund may direct the Calculation and Paying Agent with respect to the investment or reinvestment of any such Deposit Securities so deposited prior to the Dividend Payment Date, provided that such investment consists exclusively of Deposit

Securities and provided further that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

(d)        Calculation and Paying Agent as Trustee of Dividend Payments by Fund. All Deposit Securities deposited with the Calculation and Paying Agent for the payment of dividends or other distributions payable on MFP Shares shall be held in trust for the payment of such dividends or other distributions by the Calculation and Paying Agent for the benefit of the Holders of the MFP Shares entitled to the payment of such dividends or other distributions pursuant to Section 2.1(e). Any moneys paid to the Calculation and Paying Agent in accordance with the foregoing but not applied by the Calculation and Paying Agent to the payment of dividends or other distributions, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Fund as soon as possible after the date on which such moneys were to have been so applied, upon request of the Fund.

(e)        Dividends Paid to Holders. Dividends on MFP Shares shall be paid on each Dividend Payment Date to the Holders of the MFP Shares as their names appear on the registration books of the Fund at the close of business on the day immediately preceding such Dividend Payment Date (or, if such day is not a Business Day, the next preceding Business Day). Dividends in arrears on MFP Shares for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of the MFP Shares as their names appear on the registration books of the Fund on such date, not exceeding fifteen (15) calendar days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or other distributions on MFP Shares which may be in arrears.

(f)        Increased Rate.

(i) The Dividend Rate shall be adjusted to the Increased Rate for each Increased Rate Period (as hereinafter defined). An “Increased Rate Period” shall commence (A) on a Dividend Payment Date for the MFP Shares if the Fund has failed to deposit with the Calculation and Paying Agent by 12:00 noon, New York City time, on such Dividend Payment Date, Deposit Securities that will provide funds available to the Calculation and Paying Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend on the MFP Shares payable on such Dividend Payment Date (a “Dividend Default”), and continue to, but exclude, the Business Day on which such Dividend Default has ended as contemplated by Section 2.1(f)(ii); (B) on an applicable Redemption Date for the MFP Shares subject to redemption on such date if the Fund has failed to deposit with the Calculation and Paying Agent by 12:00 noon, New York City time, on such Redemption Date, Deposit Securities that will provide funds available to the Calculation and Paying Agent on such Redemption Date sufficient to pay the full amount of the Redemption Price payable in respect of such MFP Shares on such Redemption Date (a “Redemption Default”), and continue to, but exclude, the Business Day on which such Redemption Default has ended as contemplated by Section 2.1(f)(ii); (C) (x) on the Business Day on which a court or other applicable governmental authority has made a final determination that for U.S. federal income tax purposes the MFP Shares do not qualify as equity in the Fund and (y) such determination results from an act or failure to act on the part of the Fund (a “Tax Event”) and continue so long as any MFP Shares are Outstanding. For the avoidance of doubt, no determination by any court or other applicable governmental authority that requires the Fund to make an Additional Amount Payment in respect of a Taxable Allocation shall be deemed to be a Tax Event hereunder.

(ii)        A Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends on the MFP Shares and any unpaid Redemption Price on the MFP Shares shall have been deposited irrevocably in trust in same-day funds with the Calculation and Paying Agent.

(g)        Special Dividend Payment Dates.   Notwithstanding the foregoing, the Fund in its discretion may establish Dividend Payment Dates (each, a “Special Dividend Payment Date”) more frequent than monthly Dividend Payment Dates; provided, that any such Special Dividend Payment Date shall be a Business Day.

(h)        Calculation and Reporting of Dividend Rate.   With respect to any Outstanding MFP Shares, the Remarketing Agent shall determine the Regular Dividend Rate, the Step-Up Dividend Rate and the Increased Rate, as applicable, applicable for each day in accordance with the terms hereof, and shall provide notice thereof by Electronic Means to the Fund and the Calculation and Paying Agent and post the applicable Dividend Rate on Bloomberg promptly on each date of determination of the Dividend Rate. In the case of the notice to the Fund and the Calculation and Paying Agent with respect to the Step-Up Dividend Rate, such notice shall set forth in reasonable detail the basis for and calculation of the highest rate as determined by the Remarketing Agent. If, on any Business Day on which the Dividend Rate is required to be determined, there is no Remarketing Agent, the Dividend Rate determined on such Business Day shall be the Step-Up Dividend Rate, subject to the application of the Increased Rate provisions in paragraph (f) above. In such case, or, if there is a Remarketing Agent but the Remarketing Agent does not or is unable to calculate the Step-Up Dividend Rate, the Step-Up Dividend Rate shall be calculated by the Fund or a calculation agent appointed by the Fund for such purpose.

Section 2.2        Remarketing.

(a)        Optional Tender for Remarketing.

(i)        Each Beneficial Owner of MFP Shares has the right to tender its MFP Shares (in whole shares only) for remarketing by delivering an irrevocable written notice (a “Tender Notice”) by Electronic Means to the Remarketing Agent on any Business Day (the “Tender Notice Date”). A Tender Notice shall state the series designation, the CUSIP number and the number of MFP Shares tendered for remarketing (the “Designated Amount”), and shall include an acknowledgement by the tendering Beneficial Owner that such Beneficial Owner is required to deliver the Designated Amount of MFP Shares on or before 11:00 a.m., New York City time, on the Purchase Date. The giving of a Tender Notice shall constitute the irrevocable tender for remarketing of the Designated Amount of such MFP Shares on the seventh calendar day following the Tender Notice Date or, if such seventh calendar day is not a Business Day, the next succeeding Business Day (the “Purchase Date”); provided, however, that if a Tender Notice is not received by the Remarketing Agent prior to 5:00 p.m., New York City time, on any day it will not be deemed received by the Remarketing Agent until the following Business Day. Upon receipt of a Tender Notice, the Remarketing Agent shall provide a copy to the Fund as promptly as practicable by Electronic Means on the date of receipt or deemed receipt.

(ii)        Upon receipt of a Tender Notice, the Remarketing Agent shall offer for sale, and use its best efforts to sell, the Designated Amount of MFP Shares with respect to which a Tender Notice has been received by the Remarketing Agent (the “Tendered MFP Shares”) at a price equal to $[●] per share plus any accumulated but unpaid dividends (whether or not earned or declared), if any, to, but excluding, the relevant Purchase Date (the “Purchase Price”) for purchase on the Purchase Date. If multiple Beneficial Owners deliver Tender Notices on different Tender Notice Dates, there will be multiple Purchase Dates and the Remarketing Agent shall first remarket Tendered MFP Shares having the earliest Purchase Date.

(iii)        If the Remarketing Agent successfully remarkets the Tendered MFP Shares by identifying a purchaser for such Tendered MFP Shares during the period beginning on the Tender Notice Date for such Tendered MFP Shares and ending on the Business Day immediately preceding the Purchase Date for such Tendered MFP Shares (a “Remarketing Window”), the Remarketing Agent shall give written notice (a “Remarketing Notice”) by Electronic Means to the Beneficial Owner of such Tendered MFP Shares, with a copy to the Fund and the Calculation and Paying Agent, that a purchaser has been identified for a purchase of such Tendered MFP Shares on the Purchase Date.

(iv)        For payment of the Purchase Price on the Purchase Date, Tendered MFP Shares must be delivered at or prior to 11:00 a.m., New York City time, on the Purchase Date to the Remarketing Agent by or for the account of the tendering Beneficial Owner through the Securities Depository, so long as the MFP Shares are in book-entry form, or at the principal office of the Remarketing Agent, accompanied by an instrument of transfer thereof, in form satisfactory to the Remarketing Agent, executed in blank by the Holder thereof or by the Holder’s duly-authorized attorney, with such signature guaranteed by a commercial bank, trust company or member firm of the New York Stock Exchange, if the MFP Shares are in certificated form. If Tendered MFP Shares are delivered after that time on any Business Day, the Purchase Price will be paid on the next succeeding Business Day.

(b)        Failed Remarketing Event.

(i)        If for any reason (other than a failure to timely deliver Tendered MFP Shares by or on behalf of the tendering Beneficial Owner) any Tendered MFP Share is not successfully remarketed during the related Remarketing Window a “Failed Remarketing Event” shall occur.

(ii)        Upon the occurrence of a Failed Remarketing Event (a) all Tendered MFP Shares shall be retained by their respective Beneficial Owners, and no such Tendered MFP Shares shall be purchased on their respective Purchase Date, (b) the Remarketing Agent shall provide a Failed Remarketing Notice in writing to the Calculation and Paying Agent, the Fund and the Holders of the MFP Shares by Electronic Means, (c) a Failed Remarketing Period shall commence and (d) all Outstanding MFP Shares shall become subject to mandatory redemption on the Failed Remarketing Mandatory Redemption Date.

(iii)        During the Failed Remarketing Period, the Remarketing Agent will no longer determine the Regular Dividend Rate on a daily basis; dividends on all MFP Shares shall be payable at the Step-Up Dividend Rate (as determined by the Remarketing Agent commencing on the date of the Failed Remarketing Event); the right of Beneficial Owners to make optional tenders of their MFP Shares for remarketing shall be suspended; and all of the Outstanding MFP Shares shall be subject to mandatory tender for remarketing as provided in subsection (c) below.

(c)        Mandatory Tender for Remarketing Following a Failed Remarketing Event.

(i)          During a Failed Remarketing Period, the Remarketing Agent shall offer for sale, and use its best efforts to sell, all (but not less than all) of the Outstanding MFP Shares at a price per share equal to the Purchase Price. Upon identifying a purchaser or purchasers for all of the Outstanding MFP Shares (but subject to paragraph (ii) below) and establishing the Regular Dividend Rate to apply to the MFP Shares on the Remarketing Date, the Remarketing Agent shall give a Remarketing Notice to the Calculation and Paying Agent, the Fund and the Holders of the MFP Shares by Electronic Means stating (A) that a purchaser or purchasers have been identified for the purchase of all (but not less than all) of the MFP Shares on the date set forth in such Remarketing Notice (the “Remarketing Date”), which Remarketing Date shall be the fifth Business Day following delivery of the Remarketing Notice, (B) the Regular Dividend Rate to be applicable to the MFP Shares on the Remarketing Date and (C) that all MFP Shares shall be subject to mandatory tender for purchase at a price equal to the Purchase Price on the Remarketing Date.

(ii)          Any Beneficial Owner of a MFP Share that is not a Tendered MFP Share that was part of the related Failed Remarketing Event, as determined by the Remarketing Agent, may deliver written notice (a “Retention Notice”) to the Remarketing Agent and the Calculation and Paying Agent by Electronic Means at least three Business Days prior to the related Remarketing Date that it wishes to retain its MFP Shares (each such Beneficial Owner, a “Retaining Beneficial Owner”). On the Remarketing Date, the MFP Shares held by such Retaining Beneficial Owner shall be (a) subject to mandatory tender as set forth in the immediately preceding paragraph and (b) repurchased by the Retaining Beneficial Owner at a price equal to the Purchase Price on the Remarketing Date.

(iii)        If for any reason (other than a failure to timely deliver MFP Shares by or on behalf of a tendering Holder) any MFP Share is not successfully remarketed pursuant to the related mandatory tender a “Failed Remarketing Event” shall occur. Upon the occurrence of a Failed Remarketing Event, (a) all MFP Shares shall be retained by their respective Holders, and no MFP Shares shall be purchased on the Remarketing Date, (b) the Remarketing Agent shall provide a Failed Remarketing Notice in writing to the Calculation and Paying Agent, the Fund and the Holders of the MFP Shares by Electronic Means, (c) the then-prevailing Failed Remarketing Period shall continue and (d) all Outstanding MFP Shares shall remain subject to mandatory redemption on the related Failed Remarketing Mandatory Redemption Date.

(iv)        Upon the consummation of a successful remarketing on the Remarketing Date, the Remarketing Agent shall resume resetting the Regular Dividend Rate on the MFP Shares, the Failed

Remarketing Mandatory Redemption Date with respect to the related Failed Remarketing Event shall be cancelled and the MFP Shares will no longer be subject to mandatory redemption on such date.

(v)        For payment of the Purchase Price on the Remarketing Date, MFP Shares must be delivered at or prior to 11:00 a.m., New York City time, on the Remarketing Date to the Remarketing Agent by or for the account of the tendering Beneficial Owner through the Securities Depository, so long as the MFP Shares are in book-entry form, or at the principal office of the Remarketing Agent, accompanied by an instrument of transfer thereof, in form satisfactory to the Remarketing Agent, executed in blank by the Holder thereof or by the Holder’s duly-authorized attorney, with such signature guaranteed by a commercial bank, trust company or member firm of the New York Stock Exchange, if the MFP Shares are in certificated form. If any MFP Shares are delivered after that time on any Business Day, the Purchase Price for such MFP Shares will be paid on the next succeeding Business Day.

(vi)      In the event that MFP Shares are issued in certificated form outside the book-entry system of the Securities Depository and a Holder of MFP Shares fails to deliver such MFP Shares to which a mandatory tender relates on or prior to the Remarketing Date, the Holder of such MFP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered MFP Shares as of the scheduled Remarketing Date. Any such undelivered MFP Shares will be deemed to be delivered to the Calculation and Paying Agent, and the Calculation and Paying Agent will place stop-transfer orders against the undelivered MFP Shares. Any moneys held by the Calculation and Paying Agent for the purchase of undelivered MFP Shares will be held in a separate account by the Calculation and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered MFP Shares. The undelivered MFP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement MFP Share certificates in lieu of such undelivered MFP Shares.

Section 2.3        Coverage & Leverage Tests.

(a)        Asset Coverage Requirement.   The Fund shall have Asset Coverage of at least 225% as of the close of business on each Business Day. If the Fund shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.4(c)(i) shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 2.3(a).

(b)        Calculation of Asset Coverage.   For purposes of determining whether the requirements of Section 2.3(a) are satisfied, (i) no MFP Shares or other Preferred Shares shall be deemed to be Outstanding for purposes of any computation required by Section 2.3(a) if, prior to or concurrently with such determination, sufficient Deposit Securities or other sufficient funds (in accordance with the terms of the MFP Shares or other Preferred Shares) to pay the full redemption price for the MFP Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been deposited in trust with the paying agent for the MFP Shares or other Preferred Shares and the requisite notice of redemption for the MFP Shares or other Preferred Shares (or the portion thereof to be redeemed) shall have been given, and (ii) the Deposit Securities or other funds that shall have been so deposited with the applicable paying agent shall not be included as assets of the Fund for purposes of such computation.

(c)        Effective Leverage Ratio Requirement.   The Effective Leverage Ratio shall not exceed 45% (or 46% solely by reason of fluctuations in the Market Value of the Fund’s portfolio securities) as of the close of business on any Business Day. If the Effective Leverage Ratio shall exceed the applicable percentage provided in the preceding sentence as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.4(c)(ii) shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 2.3(c).

(d)        Calculation of Effective Leverage Ratio.   For purposes of determining whether the requirements of Section 2.3(c) are satisfied, the “Effective Leverage Ratio” on any date shall mean the quotient of:

(i)        The sum of (A) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, excluding, without duplication, (1) any such senior securities for which the Fund has issued a notice of redemption and either has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption and (2) any such senior securities that are to be redeemed with net proceeds from the sale of the MFP Shares, for which the Fund has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption; (B) the aggregate principal amount of the Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act); and (C) the aggregate principal amount of floating rate securities not owned by the Fund that correspond to the associated inverse floating rate securities owned by the Fund; divided by

(ii)        The sum of (A) the Market Value of the Fund’s total assets (including amounts attributable to senior securities, but excluding any assets consisting of Deposit Securities or funds referred to in clauses (A)(1) and (A)(2) of Section 2.3(d)(i) above), less the amount of the Fund’s accrued liabilities (other than liabilities for the aggregate principal amount of senior securities representing indebtedness), and (B) the aggregate principal amount of floating rate securities not owned by the Fund that correspond to the associated inverse floating rate securities owned by the Fund.

Section 2.4        Redemption. MFP Shares shall be subject to redemption by the Fund as provided below:

(a)        Term Redemption. The Fund shall redeem all MFP Shares on the Term Redemption Date as provided in the Statement.

(b)        Failed Remarketing Mandatory Redemption. The Fund shall redeem all Outstanding MFP Shares at the aggregate Redemption Price on the Failed Remarketing Mandatory Redemption Date, if a Failed Remarketing Period shall have commenced and be continuing for 365 days, or, if earlier, on the Term Redemption Date.

(c)        Asset Coverage and Effective Leverage Ratio Mandatory Redemption.

(i)        Asset Coverage Mandatory Redemption.

(A)         If the Fund fails to comply with the Asset Coverage requirement as provided in Section 2.3(a) as of any time as of which such compliance is required to be determined in accordance with Section 2.3(a) and such failure is not cured as of the Asset Coverage Cure Date other than as a result of the redemption required by this Section 2.4(c)(i), the Fund shall, to the extent permitted by the 1940 Act and Massachusetts law, by the close of business on the Business Day next following such Asset Coverage Cure Date, cause a notice of redemption to be issued in accordance with the terms of the Preferred Shares to be redeemed. In addition, in accordance with the terms of the Preferred Shares to be redeemed, the Fund shall cause to be deposited Deposit Securities or other sufficient funds in trust with the Calculation and Paying Agent or other applicable paying agent, for the redemption of a sufficient number of Preferred Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Massachusetts law) may include any number or proportion of MFP Shares, to enable it to meet the requirements of Section 2.4(c)(i)(B). In the event that any MFP Shares then Outstanding are to be redeemed pursuant to this Section 2.4(c)(i), the Fund shall redeem such MFP Shares at a price per MFP Share equal to the Redemption Price on the Redemption Date therefor.

(B)        On the Redemption Date for a redemption contemplated by Section 2.4(c)(i)(A), the Fund shall redeem at the Redemption Price, out of funds legally available therefor, such number of Preferred Shares as determined by the Fund (which may include at the sole option of the Fund any number or proportion of MFP Shares) as shall be no fewer than (x) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 225% (provided, however, that if there is no such minimum number of MFP Shares and other Preferred Shares the redemption or retirement of which would have such result, all MFP Shares and other Preferred Shares then outstanding shall be redeemed), or more than (y) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration and applicable law. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than thirty (30) calendar days after such Asset Coverage Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of MFP Shares and other Preferred Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to thirty (30) calendar days after such Asset Coverage Cure Date, the Fund shall redeem those MFP Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding MFP Shares are to be redeemed pursuant to this Section 2.4(c)(i), the number of MFP Shares to be redeemed from the respective Holders shall be determined (A) pro rata among the Outstanding MFP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.4(c)(i)(B) shall be subject to any applicable procedures established by the Securities Depository.

(ii)        Effective Leverage Ratio Mandatory Redemption.

(A)         If the Fund fails to comply with the Effective Leverage Ratio requirement as provided in Section 2.3(c) as of any time as of which such compliance is required to be determined in accordance with Section 2.3(c) and such failure is not cured as of the close of business on the date that is seven Business Days following the Business Day on which such non-compliance is first determined (the “Effective Leverage Ratio Cure Date”) other than as a result of the redemption or other transactions required by this Section 2.4(c)(ii), the Fund shall cause the Effective Leverage Ratio (determined in accordance with the requirements applicable to the determination of the Effective Leverage Ratio under this Supplement) to not exceed the Effective Leverage Ratio required under Section 2.3(c) (without giving effect to the parenthetical provision in the first sentence of Section 2.3(c)) as so determined by (x) not later than the close of business on the Business Day next following the Effective Leverage Ratio Cure Date, engaging in transactions involving or relating to the floating rate securities not owned by the Fund and/or the inverse floating rate securities owned by the Fund, including the purchase, sale or retirement thereof, (y) to the extent permitted by the 1940 Act and Massachusetts law, not later than the close of business on the Business Day next following the Effective Leverage Ratio Cure Date, causing notices of redemption to be issued, and causing to be deposited Deposit Securities or other sufficient funds in trust with the Calculation and Paying Agent or other applicable paying agent, in each case in accordance with the terms of the Preferred Shares to be redeemed, for the redemption of such number of Preferred Shares as determined by the Fund, which shall be no fewer than the sufficient number of Preferred Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Massachusetts law) may include any number or proportion of MFP Shares, or (z) engaging in any combination of the actions contemplated by clauses (x) and (y) of this Section 2.4(c)(ii)(A). In the event that any MFP Shares are to be redeemed pursuant to clause (y) of this Section 2.4(c)(ii)(A), the Fund shall redeem such MFP Shares at a price per MFP Share equal to the Redemption Price on the Redemption Date therefor.

(B)        On the Redemption Date for a redemption contemplated by clause (y) of Section 2.4(c)(ii)(A), the Fund shall not redeem more than the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration and applicable law. If the Fund is unable to redeem the required number of MFP Shares and other Preferred Shares which have been designated to be redeemed in accordance with clause (y) of Section 2.4(c)(ii)(A) due to the unavailability of legally available funds, the Fund shall redeem those MFP Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding MFP Shares are to be redeemed pursuant to clause (y) of Section 2.4(c)(ii)(A), the number of MFP Shares to be redeemed from the respective Holders shall be redeemed (A) pro rata among the Outstanding MFP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable and that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in this Section 2.4(c)(ii)(B) shall be subject to any applicable procedures established by the Securities Depository.

(d)        Optional Redemption.

(i)        Subject to the provisions of Section 2.4(d)(ii), the Fund may at its option on any Business Day (any such Business Day referred to above in this sentence, an “Optional Redemption Date”), redeem in whole or from time to time in part the Outstanding MFP Shares, at a price per MFP Share equal to the Redemption Price.

(ii)       If fewer than all of the Outstanding MFP Shares are to be redeemed pursuant to Section 2.4(d)(i), the shares to be redeemed from the respective Holders shall be selected either (A) pro rata among the Holders of the MFP Shares, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable. Subject to the provisions of this Supplement and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which MFP Shares will be redeemed pursuant to this Section 2.4(d) from time to time.

(iii)     The Fund may not on any date deliver a Notice of Redemption pursuant to Section 2.4(e) in respect of a redemption contemplated to be effected pursuant to this Section 2.4(d) unless on such date the Fund has available Deposit Securities for the Optional Redemption Date contemplated by such Notice of Redemption having a Market Value not less than the amount (including any applicable premium) due to Holders of MFP Shares by reason of the redemption of such MFP Shares on such Optional Redemption Date.

(iv)      Any MFP Shares redeemed at the sole option of the Fund in accordance with, but solely to the extent contemplated by, Section 2.4(c)(i)(B) or Section 2.4(c)(ii)(B) shall be considered mandatorily redeemed in accordance therewith and not subject to this Section 2.4(d).

(e)        Procedures for Redemption.

(i)        If the Fund shall determine or be required to redeem, in whole or in part, MFP Shares pursuant to Section 2.4(a), (b), (c) or (d), the Fund shall deliver a notice of redemption (the “Notice of Redemption”) with respect to any redemption pursuant to Section 2.4(a), (b), (c) or (d), by overnight delivery, by first class mail, postage prepaid, or by Electronic Means to Holders thereof, or request the Calculation and Paying Agent, on behalf of the Fund, to promptly do so by overnight delivery, by first class mail, postage prepaid, or by Electronic Means. A Notice of Redemption shall be provided not more than forty-five (45) calendar days and not less than five (5) Business Days prior to the date fixed for redemption pursuant to Section 2.4(a), (b), (c) or (d) in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) that it applies to the MFP Shares and the number of MFP Shares to be redeemed; (C) the CUSIP number for the MFP Shares; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the MFP Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (G) the provisions of this Supplement under which such redemption is made. If fewer than all MFP Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of MFP Shares to be redeemed from such Holder and/or the method of determining such number. The Fund may provide in any Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to Section 2.4(d) of this Supplement that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii)        If the Fund shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Fund), the Fund shall (A) deposit with the Calculation and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the MFP Shares to be redeemed on the Redemption Date and (B) give the Calculation and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the MFP Shares called for redemption on the Redemption Date. The Fund may direct the Calculation and Paying Agent with respect to the investment of any Deposit Securities consisting of cash so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds. Notwithstanding the provisions of clause (A) of the preceding sentence, if the Redemption Date is the Failed Remarketing Mandatory Redemption Date, then such deposit of Deposit Securities (which may come in whole or in part from the Failed Remarketing Mandatory Redemption Liquidity Account) shall be made no later than fifteen (15) calendar days prior to the Failed Remarketing Mandatory Redemption Date.

(iii)      In the case of any redemption pursuant to Section 2.4(d), no Redemption Default shall be deemed to have occurred if the Fund shall fail to deposit in trust with the Calculation and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof of no less than the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(iv)      Notwithstanding anything to the contrary herein or in any Notice of Redemption, if the Fund shall not have redeemed MFP Shares on the applicable Redemption Date, the Holders of the MFP Shares subject to redemption shall continue to be entitled to (a) receive dividends on such MFP Shares accumulated at the Dividend Rate for the period from, and including, such Redemption Date through, but excluding, the date on which such MFP Shares are actually redeemed and such dividends, to the extent accumulated, but unpaid, during such period (whether or not earned or declared but without interest thereon), together with any Additional Amount Payment applicable thereto, shall be included in the Redemption Price for such MFP Shares and (b) transfer the MFP Shares prior to the date on which such MFP Shares are actually redeemed; provided, that all other rights of Holders of such MFP Shares shall have terminated upon the date of deposit of Deposit Securities in accordance with and as provided in Sections 2.4(e)(ii) and Section 10(g) of the Statement.

(f)        Calculation and Paying Agent as Trustee of Redemption Payments by Fund. All Deposit Securities transferred to the Calculation and Paying Agent for payment of the Redemption Price of MFP Shares called for redemption shall be held in trust by the Calculation and Paying Agent for the benefit of Holders of MFP Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Fund in accordance with the provisions of Section 10(g) of the Statement.

(g)        Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 2.4, the Fund may, in its sole discretion and without a shareholder vote, modify the procedures set forth above with respect to notification of redemption for the MFP Shares (other than the five (5) Business Day minimum notice period set forth in Section 2.4(e)(i)); provided, that such modification does not materially and adversely affect the Holders of the MFP Shares or cause the Fund to violate any applicable law, rule or regulation; and provided further that no such modification shall in any way alter the rights or obligations of the Calculation and Paying Agent without its prior written consent.

Section 2.5        Rating Agencies.   The Fund shall use commercially reasonable efforts to cause the Rating Agencies to issue long-term credit ratings with respect to the MFP Shares for so long as the MFP Shares are Outstanding. The Fund shall use commercially reasonable efforts to comply with any applicable Rating Agency Guidelines. If a Rating Agency shall cease to rate the securities of tax-exempt closed-end management investment companies generally, the Board of Trustees shall terminate the designation of such Rating Agency as a Rating Agency hereunder. The Board of Trustees may elect to terminate the designation of any Rating Agency as a Rating Agency hereunder so long as either (i) immediately following such termination, there would be at least two Rating Agencies with respect to the MFP Shares or (ii) it replaces the terminated Rating Agency with another NRSRO and provides notice thereof to the Holders of the MFP Shares; provided that such replacement shall not occur unless such replacement Rating Agency shall have at the time of such replacement (i) published a rating for the MFP Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to the Rating Agency’s customary conditions. The Board of Trustees may also elect to designate one or more other NRSROs as Rating Agencies hereunder by notice to the Holders of the MFP Shares.

Section 2.6        Issuance of Additional Preferred Shares.   So long as any MFP Shares are Outstanding, the Fund may, without the vote or consent of the Holders thereof authorize, establish and create and issue and sell shares of one or more series of a class of Preferred Shares, ranking on a parity with MFP Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Fund, in addition to then Outstanding MFP Shares, including additional MFP Shares, in each case in accordance with applicable law, provided that the Fund shall, immediately after giving effect to the issuance and sale of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to the redemption of Preferred Shares with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 2.3(b) hereof) of at least 225%.

Section 2.7        Distributions with respect to Taxable Allocations.   Holders of MFP Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor in accordance with applicable law, the Declaration and the Statement, additional dividends or other distributions payable in an amount or amounts equal to the aggregate Additional Amount Payments, as follows:

(a)        Whenever the Fund intends or expects to include a Taxable Allocation in any dividend on MFP Shares, the Fund shall, subject to Section 2.7(b), (i) in addition to and in conjunction with the payment of such dividend, pay the Additional Amount Payment, payable in respect of the Taxable Allocation that was included as part of such dividend and (ii) notify the Calculation and Paying Agent and the Remarketing Agent of the fact that a Taxable Allocation will be so included not later than fourteen (14) calendar days preceding the earliest date on which a dividend is declared with respect to which the Taxable Allocation will relate (as provided in Section 2.7(d)). Whenever such advance notice (a “Notice of Taxable Allocation”) is received from the Fund, the Calculation and Paying Agent will, in turn, provide notice thereof to the Remarketing Agent, each Holder and to each Beneficial Owner or its Agent Member that has been identified in writing to the Calculation and Paying Agent.

(b)        If the Fund determines that a Taxable Allocation must be included in a dividend on MFP Shares but it is not practicable to pay any required Additional Amount Payment concurrently with such dividend pursuant to Section 2.7(a), then the Fund shall pay such Additional Amount Payment as soon as reasonably practicable and without reference to any regular Dividend Payment Date. Similarly, if the Fund determines that a Taxable Allocation must be included in a dividend on MFP Shares but it is not practicable to comply with the requirements for prior notice in Section 2.7(a), then the Fund shall provide notice thereof to the Calculation and Paying Agent and the Remarketing Agent as soon as practicable, but in any event prior to the end of the calendar year in which such dividend is paid. Whenever such notice is received from the Fund, the Calculation and Paying Agent will, in turn, provide notice thereof to each Holder and each Beneficial Owner or its Agent Member that has been identified in writing to the Calculation and Paying Agent. For the avoidance of doubt, this Section 2.7(b) is not intended to excuse the Fund’s obligations under Section 2.7(a), but rather to provide a mechanism for paying Additional Amount Payments and providing notice thereof under circumstances in which the Fund may not become aware of the need to report a dividend as other than as wholly an exempt-interest dividend until it is not practicable to comply fully with Section 2.7(a). Moreover, the Fund shall not be considered to have failed to comply with the notice provisions of Section 2.7(a)(ii) to the extent that (i) the Fund’s determination of whether a Taxable Allocation will be required cannot be made prior to the date on which notice would otherwise be required, (ii) such Taxable Allocation cannot be made with respect to a later dividend because the current dividend is the last with respect to the Fund’s taxable year, and (iii) the Fund timely complies with its obligations for notice under this Section 2.7(b) with respect to such events and Taxable Allocation.

(c)        Notwithstanding anything to the contrary in this Supplement, the Fund shall not be required to make Additional Amount Payments with respect to any net capital gains or ordinary income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund. The Fund will promptly give notice to the Calculation and Paying Agent and the Remarketing Agent of any such determination, with instructions to the Calculation and Paying Agent to forward such notice to each Holder of affected MFP Shares during the affected periods at such Holder’s address as the same appears or last appeared on the record books of the Fund.

(d)        If the Fund determines that a Taxable Allocation will be made with respect to a dividend to be paid with respect to MFP Shares on a date specified in Section 2.1(e) and notice of such Taxable Allocation is required pursuant to Section 2.7(a)(ii) or Section 2.7(b), to the extent possible the Fund will cause such Taxable Allocation to relate to the last day on which dividends are declared that will be paid on such specified date (and, if the amount of the dividend declared on such last day is less than the Taxable Allocation, the immediately preceding day, with such process continuing to each preceding day in the applicable Dividend Period until the full amount of the Taxable Allocation is exhausted) so that, to the extent possible, the dividends declared on the earlier dates will be reported entirely as exempt-interest dividends and only the dividends declared with respect to such last day or preceding days will include a Taxable Allocation.

Section 2.8        Failed Remarketing Mandatory Redemption Liquidity Account and Liquidity Requirement.

(a)        At least six months prior to the Failed Remarketing Mandatory Redemption Date, if any, the Fund shall cause the Custodian to earmark, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund (the “Failed Remarketing Mandatory Redemption Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least one hundred ten percent (110%) of the Liquidation Preference of the Outstanding MFP Shares. If, during the six-month period, the aggregate Market Value of the Liquidity Account Investments included in the Failed Remarketing Mandatory Redemption Liquidity Account as of the close of business on any Business Day is less than one hundred ten percent (110%) of the Liquidation Preference of the Outstanding MFP Shares, then the Fund shall cause the Custodian and the Investment Adviser to take all such necessary actions, including earmarking additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Failed Remarketing Mandatory Redemption Liquidity Account for the MFP Shares is equal to at least one hundred ten percent (110%) of the Liquidation Preference of the Outstanding MFP Shares not later than the close of business on the next succeeding Business Day. With respect to assets of the Fund earmarked as Liquidity Account Investments, the Investment Adviser, on behalf of the Fund, shall be entitled to instruct the Custodian on any date to release any Liquidity Account Investments from such earmarking and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Fund earmarked as Liquidity Account Investments at the close of business on such date have a Market Value equal to at least one hundred ten percent (110%) of the Liquidation Preference of the Outstanding MFP Shares and (ii) the assets of the Fund constituting Deposit Securities earmarked in the Failed Remarketing Mandatory Redemption Liquidity Account at the close of business on such date have a Market Value equal to the Liquidity Requirement (if any) determined in accordance with Section 2.8(b) below with respect to the MFP Shares for such date. The Fund shall not, and shall cause the Custodian not to, permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Failed Remarketing Mandatory Redemption Liquidity Account for the MFP Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.

(b)        The Market Value of the Deposit Securities held in the Failed Remarketing Mandatory Redemption Liquidity Account, from and after the day (or, if such day is not a Business Day, the next succeeding Business Day) preceding the Failed Remarketing Mandatory Redemption Date specified in the table set forth below, shall not be less than the percentage of the Liquidation Preference of the Outstanding MFP Shares set forth below opposite such number of months (the “Liquidity Requirement”), but in all cases subject to the cure provisions of Section 2.8(c) below:

Number of Days Preceding the Failed Remarketing Mandatory Redemption Date:	Market Value of Deposit Securities as Percentage of Liquidation Preference
[●]	[●]%
[●]	[●]%
[●]	[●]%
[●]	[●]%
[●]	[●]%

(c)        If the aggregate Market Value of the Deposit Securities included in the Failed Remarketing Mandatory Redemption Liquidity Account as of the close of business on any Business Day is less than the Liquidity Requirement for such Business Day, then the Fund shall cause the earmarking of additional or substitute Deposit Securities in respect of the Failed Remarketing Mandatory Redemption Liquidity Account, so that the aggregate Market Value of the Deposit Securities included in the Failed Remarketing Mandatory Redemption Liquidity Account is at least equal to the Liquidity Requirement not later than the close of business on the next succeeding Business Day.

(d)        The Deposit Securities included in the Failed Remarketing Mandatory Redemption Liquidity Account may be applied by the Fund, in its discretion, towards payment of the Redemption Price as contemplated by Section 2.4(b). Upon the earlier to occur of (x) the successful remarketing of all of the Outstanding MFP Shares in accordance with Section 2.2(c) or (y) the deposit by the Fund with the Calculation and Paying Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the MFP Shares on the Failed Remarketing Mandatory Redemption Date in accordance with Section 2.4(e)(ii), the requirement of the Fund to maintain the Failed Remarketing Mandatory Redemption Liquidity Account as contemplated by this Section 2.8 shall lapse and be of no further force and effect.

Section 2.9      Termination.   Upon the earlier to occur of (a) no MFP Shares being Outstanding or (b) the successful transition to a new Mode for the MFP Shares, all rights and preferences of the MFP Shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under this Supplement with respect to the MFP Shares shall terminate.

Section 2.10        Actions on Other than Business Days.   Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Supplement, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

Section 2.11        Modification.   To the extent permitted by law and the Statement, the Board of Trustees, without the vote of the Holders of MFP Shares, may interpret, supplement or amend the provisions of this Supplement.

ARTICLE III

TRANSITION TO NEW MODE

Section 3.1        Election and Notice of Mode Change.

(a)        The Fund may at its option elect to terminate the [Initial] Mode and change the MFP Shares to a new Mode by delivering a notice of Mode change (a “Mode Change Notice”) by Electronic Means to the Remarketing Agent and the Calculation and Paying Agent and by overnight delivery, by first class mail, postage prepaid or by Electronic Means to the Holders of the MFP Shares, or by requesting the Calculation and Paying Agent, on behalf of the Fund, to promptly do so. The Mode Change Notice shall be provided not more than forty-five (45) calendar days and not less than ten (10) Business Days prior to the Mode Termination Date for the [Initial] Mode specified in such Mode Change Notice. Subject to the notice requirement in the immediately preceding sentence, the Fund may select any Wednesday that is a Business Day, and for which the next calendar day is also a Business Day, as the Mode Termination Date, with the new Mode to commence on the Business Day immediately following the Mode Termination Date (the “New Mode Commencement Date”) and end not later than the Term Redemption Date. The terms of the new Mode may not, in any event, affect the parity ranking of MFP Shares relative to each other or to any other series of Preferred Shares of the Fund then outstanding with respect to dividends or distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(b)        The Mode Change Notice shall state: (A) the Mode Termination Date; (B) that the notice relates to the MFP Shares; (C) the CUSIP number for the MFP Shares; (D) the Purchase Price on a per share basis; (E) that (i) all Outstanding MFP Shares will be subject to Mandatory Tender for Mode Change Remarketing on the New Mode Commencement Date, and (ii) in the event of a Failed Remarketing Event, all MFP Shares will be returned to the relevant tendering Holders; and (F) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Mode Change Notice states) are to be surrendered for payment of the Purchase Price. The Fund may provide in any Mode Change Notice that such Mode change is subject to one or more conditions precedent and that the Fund shall not be required to effect such change unless each such condition has been satisfied at the time or times and in the manner specified in such Mode Change Notice.

(c)        The Fund shall use its best efforts to cause the transition to a new Mode and the terms and conditions of such new Mode to be consistent with the continuing qualification of the MFP Shares as equity in the Fund for U.S. federal income tax purposes, and it shall be a condition precedent to such transition that the Fund shall have received an opinion of counsel to the effect that the MFP Shares will continue to qualify as equity in the Fund for U.S. federal income tax purposes.

Section 3.2        Transition to New Mode.

(a)        All Outstanding MFP Shares automatically will be subject to mandatory tender for remarketing and delivered to the Calculation and Paying Agent for delivery to the Remarketing Agent, or directly to the Remarketing Agent, for sale to, and purchase by, purchasers in the remarketing on the New Mode Commencement Date, in the event of a successful remarketing. All Tendered MFP Shares will be remarketed at the Purchase Price of such MFP Shares.

(b)        In the event of a successful remarketing, the proceeds of the sale of the Tendered MFP Shares may be paid (i) through the Calculation and Paying Agent or (ii) to the Beneficial Owners (directly or through the Securities Depository) as directed by the Fund. In the case of (i), the proceeds shall be used by the Calculation and Paying Agent, or directly by the Remarketing Agent, for the purchase of the Tendered MFP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Calculation and Paying Agent no later than 11:00 a.m., New York City time, on the New Mode Commencement Date for payment to the Beneficial Owners tendering MFP Shares for sale through the Securities Depository, in immediately available funds, and, in the case of (ii), the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be made by no later than 11:00 a.m., New York City time (or such other time as the Remarketing Agent and the Beneficial Owners may agree), on the New Mode Commencement Date, in either case, against delivery of the Tendered MFP Shares either (x) to the Calculation and Paying Agent through the Securities Depository on the New Mode Commencement Date and the re-delivery of such MFP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the relevant purchaser’s Agent Member or (y) directly to the Remarketing Agent or such Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the New Mode Commencement Date.

(c)        By 3:30 p.m., New York City time, on the New Mode Commencement Date, the Remarketing Agent shall deliver a Remarketing Notice to the Calculation and Paying Agent, the Fund and the Holders, by Electronic Means, that provides notice of the successful remarketing of all Outstanding MFP Shares or, if applicable, the number of MFP Shares, if any, not successfully remarketed for purchase on the New Mode Commencement Date, and the Purchase Price per MFP Share. If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the MFP Shares to be purchased on the New Mode Commencement Date or if remarketing proceeds for any Tendered MFP Shares have not been received for any reason by the Calculation and Paying Agent by 4:30 p.m., New York City time, or, if payment is made directly to the Beneficial Owners, by the Beneficial Owners by 3:00 p.m., New York City time, in each case on the New Mode Commencement Date (in which case the related MFP Shares will be treated as not having been successfully remarketed), a “Failed Remarketing Event” shall have occurred, and the Remarketing Agent will promptly, and in any event by approximately 5:00 p.m., New York City time, on such day, deliver by Electronic Means to the Holders, the Fund and the Calculation and Paying Agent a Failed Remarketing Notice; provided, that, if payment for all Outstanding MFP Shares is received by, as applicable, the Calculation and Paying Agent after 2:45 p.m., New York City time, but by 4:30 p.m., New York City time, on such day, or if the Fund and the Required Beneficial Owners agree to waive the occurrence of a Failed Remarketing Event on such day, then the Mode Termination Date shall be deemed changed to such day and the New Mode Commencement Date shall be deemed changed to the immediately succeeding Business Day. The New Mode Commencement Date, and the date, if any, to which it shall have been postponed in accordance with the foregoing shall be a Dividend Payment Date.

(d)        In the event that MFP Shares are issued in certificated form outside the book-entry system of the Securities Depository and a Holder of MFP Shares fails to deliver such MFP Shares to which a mandatory tender relates on or prior to the New Mode Commencement Date, the Holder of such MFP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered MFP Shares as of the scheduled New Mode Commencement Date. Any such undelivered MFP Shares will be deemed to be delivered to the Calculation and Paying Agent, and the Calculation and Paying Agent will place stop-transfer orders against the undelivered MFP Shares. Any moneys held by the Calculation and Paying Agent for the purchase of undelivered MFP Shares will be held in a separate account by the Calculation and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered MFP Shares. The undelivered MFP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement MFP Share certificates in lieu of such undelivered MFP Shares.

Section 3.3        Failed Transition.

(a)        In the event that a Failed Remarketing Event occurs, the new Mode designated by the relevant Mode Change Notice shall not be established. In such event, the [Initial] Mode shall continue in the form determined by the Fund’s election pursuant to Section 3.3(b) below, a Failed Remarketing Period shall commence and the Dividend Rate shall be the Step-Up Dividend Rate. All Tendered MFP Shares shall be returned to the relevant tendering Holders by the Calculation and Paying Agent. Upon the occurrence of a Failed Remarketing Event, (i) the Remarketing Agent shall provide written notice to the Calculation and Paying Agent, the Fund and the Holders of the MFP Shares by Electronic Means and (ii) all Outstanding MFP Shares shall become subject to mandatory redemption on the Failed Remarketing Mandatory Redemption Date, subject to paragraph (c) below.

(b)        By not later than the Business Day immediately following the occurrence of a Failed Remarketing Event as contemplated in Section 3.2(c), the Fund shall make an election, and provide a Failed Transition Election Notice in writing by Electronic Means to the Holders, the Remarketing Agent and the Calculation and Paying Agent, to either (i) cancel the related attempted transition to a new Mode, in which case the provisions of Section 2.2(c) shall apply to the Failed Remarketing Period, or (ii) continue to attempt to transition to a new Mode, in which case the Fund shall continue to use its reasonable best efforts to successfully establish a new Mode for the MFP Shares and, in connection with each such attempt, may designate by a Mode Change Notice a new Mode with new or different terms, until (x) a new Mode is established, (y) the Fund makes a new election to cancel the attempted Mode transition as provided in clause (i) above in connection with a subsequent failure to establish a new Mode, or (z) no MFP Shares remain Outstanding. If a subsequent Failed Remarketing Event occurs in connection with the remarketing relating to such continued attempt to establish a new Mode, any such Failed Remarketing Event shall not alter the Failed Remarketing Period, the Failed Remarketing Mandatory Redemption Date or the Step-Up Dividend Rate.

(c)        In the event that, within the Failed Remarketing Period, (i) if the Fund shall have made the election set forth in Section 3.3(b)(i) above, all (but not less than all) of the MFP Shares are successfully remarketed pursuant to a mandatory tender for remarketing in accordance with Section 2.2(c) above, or (ii) if the Fund shall have made the election set forth in Section 3.3(b)(ii) above, the Fund successfully establishes a new Mode, the Failed Remarketing Period shall terminate, the MFP Shares shall not be subject to redemption on the related Failed Remarketing Mandatory Redemption Date and, as applicable, the [Initial] Mode shall continue or the MFP Shares shall be subject to the terms established for the new Mode.

[Signature Page Begins on the Following Page]

IN WITNESS WHEREOF, Nuveen AMT-Free Municipal Credit Income Fund, having duly adopted this Supplement, has caused this Supplement to be signed on [●] in its name and on its behalf by a duly authorized officer. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officer of the Fund has executed this Supplement as an officer and not individually, and the obligations of the Fund set forth in this Supplement are not binding upon any such officer, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND

By:
Name:
Title: